UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2009

Commission File Number: 001-15665

UC HUB GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	88-0389393
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

10 Appaloosa Lane, West Hills, Ca 91307
(Address of principal executive offices including Zip Code)

(800) 278-8870
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01 Changes in Registrant’s Certifying Accountant.

On August 11, 2009, the Public Company Accounting Oversight Board (“PCAOB”) revoked the registration of the Company’s primary auditor, Lawrence Scharfman CPA PA (“Scharfman”).  Accordingly, the Company’s Board of Directors  has dismissed Mr. Scharfman and will select a new primary auditor to audit its 2009 fiscal year and  will not issue any financial statements audited by Scharfman .  If the Company is required to file or use past statements it  will re-audit accordingly

Scharfman audited the Company’s financial statements for multiple years.  The audit reports of Scharfman on the Company’s financial statements for the 2007 and 2008 fiscal years were qualified with the following going concern language:  “The accompanying financial statements have been prepared assuming the company will continue as a going concern. As discussed in Note B to the accompanying financial statements, the Company has suffered recurring losses from operations. This raises substantial doubt about the company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.”

During the Company’s two most recent fiscal years and any subsequent interim period and through the date of  dismissal  of Mr. Scharfman, there were no reportable events or disagreements with Mr. Scharfman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Mr. Scharfman, would have caused the Company to make reference to the subject matter of the disagreement(s) in connection with this report.

The Company has provided a copy of this disclosure to Scharfman, and requested that Scharfman furnish the Company with a letter in the form of the draft attached as Exhibit 16 hereto, within the time periods prescribed by Item 304(a)(3) of Regulation S-K of Securities and Exchange Act of 1934, addressed to the Securities and Exchange Commission stating whether Scharfman agrees with the statements made by the Company and, if not, stating the respects in which Scharfman does not agree.

A copy of the former accountants’ response to this Report on Form 8-K is attached hereto as Exhibit 16.

Item 9.01 Financial Statements and exhibits.

(d)  Exhibits

Exhibit number	Description

16	Former accountant’s response

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 15, 2009	UC HUB GROUP, INC. /s/ Larry Wilcox ______________________________________ By: Larry Wilcox Its: Chief Executive Officer